Exhibit 99.1

Uranium Resources, Inc. Provides Second Quarter 2011 Update

LEWISVILLE, Texas--(BUSINESS WIRE)--August 15, 2011--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today provided an update on the Company’s activities and its liquidity position for the second quarter of 2011 as well as its strategy and outlook.

Los Finados Exploration Project Continues to Move Forward

URI’s objectives in Texas are to explore for and develop a larger reserve base, advance current properties through licensing and permitting, lease additional targeted properties and work with its customers to redefine the terms of its sales agreements to enable better margins and greater likelihood of returning to production in Texas.

  In May, URI entered into a joint venture agreement with Cameco Texas, Inc. (“CTI”), a subsidiary of Power Resources, Inc., which is a subsidiary of Cameco (NYSE: CCJ), for a three-phase, three-year exploration program on the Los Finados property, which encompasses 54,847 acres in Kenedy County, Texas. URI also secured the exploratory drilling permit from the Surface Mining and Reclamation Division of the Railroad Commission of Texas.
  Having completed the joint venture agreement and obtaining the drilling permit, on June 21, URI initiated the first phase of the drilling program. This phase of the exploratory drilling, which is expected to be completed by the end of September at a cost of approximately $1 million, will be done using a widely and evenly spaced program covering a grid designed to test the potential for uranium mineralization over the entire area. Specifically, the objective is to identify oxidation-reduction interfaces within the wide-spaced drilling. To date, URI has completed 10 holes averaging 1,250 feet each.

Don Ewigleben, President and CEO of URI, commented, “Less than ideal drilling conditions are resulting in somewhat higher than expected costs thereby reducing the number of potential holes drilled in the first phase. Nonetheless, we are still on track to have the drilling for the first phase completed by the end of September. As we have noted previously, based on water sampling tests, we believe this green field exploration site should be an excellent uranium prospect.”

  Given current uranium pricing and existing unfavorable sales contracts, the Company does not expect to return to production in Texas in 2011. Currently, the Company has approximately 664,000 identified pounds of in-place mineralized uranium material that could be produced over a two- to three-year period.
  The Company has focused on reclamation activities in Texas since its two remaining operating wellfields were fully depleted in June 2009.
    Kingsville Dome (KVD): Treated over 120 million gallons of groundwater in the quarter, and since December of 2004, over 1.5 billion gallons of water have been treated. URI completed restoration in PA1 and PA2 and the fields are now in stabilization testing. Full scale restoration has begun at the remaining KVD production area.
    Rosita: The first two production areas completed restoration and remained in stabilization throughout 2010 and into 2011. Documents have been filed with the State of Texas for final restoration approval.
    Vasquez: Treated over 76 million gallons of groundwater in the quarter in PA1 which should be completed in 2012.

Feasibility Study Progressing in New Mexico

URI’s focus in New Mexico is on the completion of its feasibility study to advance its Churchrock/Crownpoint project. The evaluation includes the economic analysis and operating requirements for the in situ recovery of its uranium assets that are amenable to this lower cost mining method which includes the wellfields, satellite plants and a central processing plant at Crownpoint.

  Given the need to accelerate the significant engineering and design requirements identified through the feasibility study activities, URI now expects construction of its Churchrock/Crownpoint ISR wellfield and processing facilities later in 2012, assuming that the necessary financial resources are in place and uranium prices have recovered.
  The Company continues to target production in mid-2013. Production will be dependent upon the speed of construction activities and availability of capital equipment. Given the most recent projections, construction costs will likely be on order of $50 million or more, dependent upon the various scenarios under consideration.
  URI holds the necessary NRC License, EPA Aquifer Exemption, State of New Mexico Water Rights and Underground Injection Control Permit to allow Church Rock Section 8 development to begin according to our plan. In June, URI received confirmation from the New Mexico Environment Department (“NMED”) that its discharge plan is in timely renewal and that the NMED is currently conducting technical review of its renewal application. In July, Eastern Navajo Dine Against Uranium Mining filed a complaint claiming NMED misinterpreted its own regulations governing the ground water discharge permits. URI will intervene in this case.

Mr. Ewigleben, noted, “The feasibility study is moving along as planned and we are evaluating various scenarios specific to our priority production property, Church Rock Section 8 which has 6.5 million pounds of in-place mineralized uranium material. We are planning on accelerating our engineering activities in order to stay on target.”

Liquidity Position

Cash at June 30, 2011 was $8.2 million compared with $11.1 million at March 31, 2011 and $15.4 million at the end of 2010. The decrease from the sequential first quarter reflects ongoing reclamation activities in Texas, the costs associated with the feasibility study and $500,000 of funding to collateralize URI’s financial surety obligations. URI’s cash balance at July 31, 2011 was approximately $7.3 million.

Mr. Ewigleben concluded, “Given our plan to accelerate our engineering activities for our Churchrock project and our cash requirements for the evaluation of various strategic initiatives, we are currently weighing various alternatives and evaluating the timing associated with the need to raise additional capital.”

Teleconference and Webcast

URI is hosting a conference call and webcast today at 11:00 a.m. ET. During the call, management will provide an update on URI’s strategies, outlook, and progress in advancing its Texas and New Mexico properties. A question-and-answer session will follow.

The URI conference call can be accessed by dialing (201) 689-8562. The live listen-only audio webcast can be monitored on the Company’s website at www.uraniumresources.com, where it will be archived afterwards. A transcript will also be placed on the Company’s website, once available.

To listen to the archived call, dial (858) 384-5517, and enter replay pin number 375633. The replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. ET Monday, August 22, 2011.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

TABLES FOLLOW.

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
	June 30, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$8,243,704	$15,386,472
Receivables, net	136,378	46,244
Prepaid and other current assets	161,837	179,231
Total current assets	8,541,919	15,611,947

Property, plant and equipment, at cost:
Uranium properties	82,644,306	82,989,579
Other property, plant and equipment	867,371	905,511
Less-accumulated depreciation, depletion and impairment	(64,468,795)	(64,282,888)
Net property, plant and equipment	19,042,882	19,612,202

Long-term investment:
Certificates of deposit, restricted	8,355,720	7,337,366
	$35,940,521	$42,561,515

Current liabilities:
Accounts payable	$757,752	$602,190
Current portion of asset retirement obligations	1,156,526	1,239,588
Royalties and commissions payable	665,745	665,745
Deferred compensation	—	697,028
Accrued legal settlement	—	1,375,000
Accrued interest and other accrued liabilities	382,094	348,269
Current portion of capital leases	69,257	83,183
Total current liabilities	3,031,374	5,011,003

Asset retirement obligations	3,616,050	3,804,057
Other long-term deferred credits	500,000	500,000
Long term capital leases, less current portion	87,530	119,588
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, shares
authorized: 200,000,000; shares issued and outstanding (net
of treasury shares): 2011—93,528,362; 2010—92,430,306	93,566	92,468
Paid-in capital	169,268,731	167,971,955
Accumulated deficit	(141,097,312)	(135,378,138)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	28,255,567	32,676,867
	$35,940,521	$42,561,515

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Uranium sales	$—	$—	$—	$—
Total revenue	—	—	—	—
Costs and expenses:
Cost of uranium sales
Operating expenses	213,960	88,452	365,109	230,310
Accretion/amortization of asset retirement obligations	30,820	39,881	69,019	77,288
Depreciation and depletion	158,453	192,359	331,182	389,846
Impairment of uranium properties	282,184	179,200	588,098	389,647
Exploration expenses	16,789	725	108,687	725
Total cost of uranium sales	702,206	500,617	1,462,095	1,087,816
Loss from operations before corporate expenses	(702,206)	(500,617)	(1,462,095)	(1,087,816)

Corporate expenses—
General and administrative	1,968,427	1,455,379	4,267,418	3,178,612
Depreciation	33,787	36,234	68,666	71,250
Total corporate expenses	2,002,214	1,491,613	4,336,084	3,249,862
Loss from operations	(2,704,420)	(1,992,230)	(5,798,179)	(4,337,678)

Other income (expense):
Interest expense	(4,985)	(2,910)	(10,605)	(10,833)
Interest and other income, net	16,724	274,584	89,610	279,805

Net loss	$(2,692,681)	$(1,720,556)	$(5,719,174)	$(4,068,706)

Net loss per common share:
Basic	$(0.03)	$(0.03)	$(0.06)	$(0.07)
Diluted	$(0.03)	$(0.03)	$(0.06)	$(0.07)

Weighted average common shares and common equivalent shares per share data:
Basic	93,429,103	58,814,401	93,346,428	57,835,348
Diluted	93,429,103	58,814,401	93,346,428	57,835,348

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Six Months Ended June 30,
	2011	2010
Operating activities:
Net loss	$(5,719,174)	$(4,068,706)
Reconciliation of net loss to cash used in by operations—
Accretion/amortization of asset retirement obligations	69,019	77,288
Depreciation and depletion	399,848	461,096
Impairment of uranium properties	588,098	389,647
Decrease in restoration and reclamation accrual	(752,961)	(653,544)
Stock compensation expense	579,502	525,475
Other non-cash items, net	2.288	14,859

Effect of changes in operating working capital items—
(Increase) decrease in receivables	(90,134)	62,572
Increase (decrease) in prepaid and other current assets	17,394	(77,060)
Decrease in payables, accrued liabilities and deferred credits	(1,185,614)	(80,476)
Net cash used in operations	(6,091,734)	(3,348,849)

Investing activities:
Increase in certificates of deposit, restricted	(1,018,354)	(29,842)
Additions to property, plant and equipment—
Kingsville Dome	(73,913)	(89,400)
Vasquez	(15,100)	(7,500
Rosita/Rosita South	(92,080)	(14,048)
Los Finados	(88,237)	—
Churchrock	(9,899)	(90,266)
Other property	(28,812)	(6,573)
Proceeds from joint venture agreement	300,000	—
Net cash used in investing activities	(1,026,395)	(237,629)

Financing activities:
Payments on borrowings	(45,984)	(61,894)
Issuance of common stock, net	21,345	8,979,506
Net cash from (used in) financing activities	(24,639)	8,917,612
Net increase (decrease) in cash and cash equivalents	(7,142,768)	5,331,134
Cash and cash equivalents, beginning of period	15,386,472	6,092,068
Cash and cash equivalents, end of period	$8,243,704	$11,423,202

Non-cash transactions:

Issuance of common stock in settlement of deferred compensation	$697,027	$—
Issuance of restricted stock to employees and directors	$176	$339

CONTACT:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer
or
Investor:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com